EXHIBIT 10.8

CHANGE-OF-NAME AGREEMENT
Centrus Energy Corp. (Subcontractor), a legal entity duly organized and existing under the laws of Delaware, and UT-BATTELLE, LLC (Company), a limited liability company duly organized and existing under the laws of Tennessee, with an office in Oak Ridge, Tennessee, acting under Contract No. DE-AC05-00OR22725 with the UNITED STATES OF AMERICA (Government) represented by the Department of Energy, enter into this Agreement as of September 30, 2014.
(a)    THE PARTIES AGREE TO THE FOLLOWING FACTS:
(1) Prior to September 30, 2014 (the “Effective Date”), the Subcontractor was known as USEC Inc.
(2) As USEC Inc., the Subcontractor entered into certain contracts, subcontracts and purchase orders with the Company as shown in the attached list marked Exhibit A and incorporated into this Agreement by reference. The term “the subcontracts,” as used in this Agreement, means the above referenced contracts, subcontracts and purchase orders and all other contracts, subcontracts and purchase orders, including all modifications, made by and between the Company and the Subcontractor before the effective date of this Agreement (whether or not performance and payment have been completed and releases executed if the Company and the Government or the Subcontractor has any remaining rights, duties, or obligations under these contracts, subcontracts and purchase orders).
(3) The Subcontractor emerged from U.S. bankruptcy protection on September 30, 2014 under the new name of Centrus Energy Corp.;
(4) The Subcontractor, in compliance with the terms of its Chapter 11 Plan confirmed on September 5, 2014, filed an amendment to its certificate of incorporation on September 30, 2014 which effectuated the change of corporate name to Centrus Energy Corp.;
(5) The Chapter 11 Plan and amendment to the certificate of incorporation accomplishes a change of corporate name only, and all rights and obligations of the Company and of the Subcontractor under the subcontracts are unaffected by this change; and
(6) Documentary evidence of this change of corporate name is being concurrently provided herewith to the Company.
(b)    IN CONSIDERATION OF THESE FACTS, THE PARTIES AGREE THAT:
(1) The subcontract covered by this Agreement is amended by substituting the name Centrus Energy Corp. for the name USEC Inc. or USEC whenever it appears in the subcontracts; and
(2) Each party has executed this Agreement as of the day and year first above written.
UT BATTELLE, LLC
By:    /s/ Lisa L. Cobb
Title:
CENTRUS ENERGY CORP.
By:    /s/ Charles Kerner             [CORPORATE SEAL]
Title:    Director, Procurement and Contracts

CERTIFICATE
I, Dennis J. Scott, certify that I am the Deputy General Counsel, Director of Corporate Compliance and Assistant Secretary of Centrus Energy Corp., and that Charles W. Kerner, who signed this Agreement for the Subcontractor, is the Director, Procurement and Contracts of the Subcontractor; and that this Agreement was duly signed for and on behalf of the Subcontractor by authority of its governing body and within the scope of its corporate powers. Witness my hand and the seal of the Subcontractor this 30th day of September 2014.

By:    /s/ Dennis J. Scott             [CORPORATE SEAL]
Deputy General Counsel, Director of Corporate Compliance, and
Assistant Secretary